PERSONAL AND CONFIDENTIAL



VIA HAND DELIVERY

March 17, 1998


Mr. G. Walker Box
Chairman
Pluma, Inc.
P.O. Box 4431
Martinsville, Virginia  24112


Dear Walker:

I am pleased to present this engagement letter ("Letter") covering Norelli & Company's ("Norelli") ongoing service to Pluma, Inc. ("Pluma", or the "Company").


OBJECTIVES OF THE BOARD
-----------------------

Norelli understands the objectives of Pluma's Board of Directors in this expanded engagement to include the following:


   o assess the structure of Pluma's Board of Directors and its committees, identify any conflicts or potential conflicts of interest of its members, if any, which might impair their ability to objectively carry out their fiduciary duties or create a public perception of impropriety, and evaluate the depth and breadth of Pluma's Board members experience in the context of what is required and should be expected from the Board to enable it to successfully fulfill its fiduciary responsibility to the Company and its shareholders;



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                                                               Mr. G. Walker Box
                                                                  March 17, 1998
                                                                          Page 2


   o assess the structure of Pluma's management team and evaluate the depth and breadth of its experience and abilities to execute successfully the Company's strategic plan;

   o to maintain an appropriate amount of positive tension between the Board and management without creating management paralysis or undermining the role and authority of the chief executive officer;

   o to develop a Company retirement policy that will be used for all present and future Company executives and specifically, to facility the orderly retirement of George Wade;

   o to evaluate the Company's budgets and forecasts to insure their accuracy and sufficiency to facility proper decision making; and

   o to recommend changes that may be necessary to insure that the Company meets its objectives.


SCOPE OF ENGAGEMENT
-------------------

In addressing the above mentioned objectives, I expect the scope of Norelli's work to include the activities noted below:

   o continuing confidential personal discussions with all members of Pluma's Board of Directors;

   o reviewing current practices and corporate governance policies of other public companies similar to Pluma;

   o attending meetings with senior management that will be necessary to identify short term operating and sales issues;

   o attending meetings of the Special Committee ("Committee") of Pluma's Board of Directors as needed to report to the Committee


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                                                               Mr. G. Walker Box
                                                                  March 17, 1998
                                                                          Page 3


          on the progress of the engagement, to obtain necessary information and to obtain the perspective of the Committee;

   o further assessment of management, including review of personnel files and further interviews;

   o assistance as needed to refine second and third quarter forecasts and prioritize specific action plans for the next two quarters;

   o interviews with other Company employees as determined by Norelli and the Company's senior management;

   o assessment of the Stardust and FL Robinson acquisitions and their assimilation into Pluma's overall operations; and

   o      drafting and presentation of the report to the Board.

TIME FRAME, PROFESSIONAL FEE, INVOLVEMENT OF OTHER NORELLI STAFF
----------------------------------------------------------------

I will personally attend the Committee meetings, monthly management meetings, visit the acquisitions at least once, and prepare the specific organizational recommendations. I will also continue one-on-one discussions with both you and Duke, and will conduct further interviews with others, such as Forrest, Doug, and Gus. I do expect to be assisted on some of the aforementioned tasks by John Magee, and to a lesser extent, Mason Elder. With your approval, we will begin right away. We expect completion of most of the activities by the end of June, but we will make interim reports to the Board as necessary.

I estimate our professional fee for the engagement as outlined to be Forty Six Thousand Dollars ($46,000.00). Any additional involvement I have in "official" Board activities (Board meetings, committee meetings, shareholder meeting, Board conference calls, etc.) would be covered by the Company's standard Board compensation policy. Normal terms are to invoice monthly for progress during the month with payment due upon receipt. Out-of-pocket expenses are billed at cost.


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                                                               Mr. G. Walker Box
                                                                  March 17, 1998
                                                                          Page 4



We appreciate the confidence you and the Board continue to show in me and Norelli & Company. We care about Pluma and are eager to continue to be a value adding resource at an important time for the Company.

Sincerely,




Ronald A. Norelli



ACCEPTED ON BEHALF OF PLUMA, INC.




BY_____________________________________                 DATE  ________________